INFORMATION STATEMENT PURSUANT TO SECTION 14 (C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Check the appropriate box:

                     [ X ] Preliminary information statement
                     [   ] Confidential, for Use of the Commission Only
                     [   ] Definitive information statement



                             INVESTMENT AGENTS, INC.
                  (NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

                      [X] No fee required.
                      [ ] Fee computed on table below per Exchange Act Rules
                          14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:
     Not Applicable.
(2)  Aggregate number of securities to which transaction applies:
     Not Applicable.
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable.
(4)  Proposed maximum aggregate value of transaction:   Not Applicable.
(5)  Total fee paid:   Not Applicable.

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid: Not Applicable.
(2)  Form, Schedule or Registration Statement No.  : Not Applicable.
(3)  Filing Party: Not Applicable.
(4)  Date Filed: Not Applicable.

                             INVESMENT AGENTS, INC.
                      6767 West Tropicana Avenue, Suite 207
                             Las Vegas, Nevada 89103
                                 (702) 248-1027


December___, 2002


Dear Stockholder:


     We are pleased to inform you that Investment Agents, Inc., a Nevada corporation, has entered into an Exchange Agreement with City Network, Inc., a company incorporated under the laws of the British Virgin Islands ("City Network") and certain of its shareholders, wherein Investment Agents, Inc. will acquired 100% of the issued and outstanding stock of City Network. City Network is a provider of internet broadband and wireless access products. We believe that City Network will be an important provider of these services because of its dedication to delivering user friendly, cost effective, and customer tailored, high speed internet access equipment to meet the business needs of the hospitality, residential property and telecommunication marketplaces.

     Furthermore, we are providing to you the following Information Statement to notify you that our Board of Directors and the holders of a majority of our outstanding common stock, have delivered a written consent to the following actions:

         A.   To change the corporate name to City Network, Inc., and
         B. To increase the authorized capital stock of Investment Agents, Inc. to 100,000,000 shares of common stock and provide 50,000,000 shares of a series preferred stock.

     This action will become effective approximately twenty (20) days from the date hereof.

     The Information Statement is being provided to you for information purposes only as it relates to a Certificate of Amendment of Articles of Incorporation. If a meeting was to be held, only the amendments to the articles of incorporation would have been acted upon. Your vote is not required to approve the action. This Information Statement does not relate to an annual meeting or special meeting in lieu of an annual meeting. You are not being asked to send a proxy and you are requested not to send one.

     In addition, pursuant to the Exchange Agreement, please be also informed that prior to the closing thereunder, Investment Agents, Inc. will declare a
19.34 for 1 share dividend on the outstanding common stock and that the current officers and directors shall deliver or cause to be delivered for cancellation and surrender 1,380,000 shares of the common stock. The effect of the surrender and dividend will result in approximately 12,000,000 shares issued and outstanding prior to the closing of the Exchange Agreement, fractional shares shall not be issued and fractional shares will be rounded up to the next whole share.

Very truly yours,

/s/ PAMELA RAY STINSON
______________________
Pamela Ray Stinson,
President and Director

                              INFORMATION STATEMENT
                                       OF
                             INVESTMENT AGENTS, INC.

                       NOTICE TO STOCKHOLDERS PURSUANT TO
              SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934

Generally

     This Information Statement is being furnished to the holders of common stock, par value $.001 per share (the "Company Common Stock"), of Investment Agents, Inc., a Nevada corporation (the "Company") to inform you that the Board of Directors of the Company and the holders of a majority of the outstanding Company Common Stock have authorized, by written consent dated November 21, 2002 authorized a change of the corporate name to City Network, Inc. and authorized the capital stock of Investment Agents, Inc. to be increased to 100,000,000 shares of common stock and establishing 50,000,00 shares of series preferred stock.

Changes in Control of Registrant

     As of November 14, 2002, Investment Agents, Inc. entered into an Exchange Agreement with City Network, Inc., a company incorporated under the laws of the British Virgin Islands ("City Network") and certain of its shareholders, wherein Investment Agents, Inc. will acquired 100% of the issued and outstanding stock of City Network. The terms and conditions of the acquisition are contained in the Exchange Agreement and when the business combination closes, there will be a change of control of Investment Agents, Inc. Investment Agents, Inc. will issue 15,000,000 shares of its common stock to the shareholders of City Network and said shareholders will control Investment Agents, Inc.

     Any description of the terms, conditions and covenants of the Exchange Agreement and any other instrument, document and agreement discussed above is qualified in its entirety by reference to such instrument, document and agreement, which will be attached as an exhibit to the Company's Current Report on Form 8-K, to be filed with the Securities and Exchange Commission.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND FIVE PERCENT
STOCKHOLDERS

     The following table sets forth information about the beneficial ownership of the Company's Common Stock, as exists on December 2, 2002 by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each of the Company's named Executive Officers and Directors; and (iii) all Directors and Executive Officers as a group:

TITLE OF                                     NO. OF    NATURE OF    CURRENT
CLASS           NAME & Address              Shares     Ownership    % Owned
_______         _____________________     __________   __________   ________
Common          Pamela Ray Stinson          550,000    Direct        27.92
                17930 Main Street
                Hesperia, CA 92345

Common          Ramon Robert Acha           450,000    Direct        22.84
                17930 Main Street
                Hesperia, CA 92345

Common          Joseph H. Panganiban        350,000    Direct        17.77
                6994 27th Street
                Riverside, CA 92509

                All Officers and
                Directors as a
                Group (3 Individuals)     1,350,000    Direct        68.53


________________________________________________________________________________
                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

                        REQUESTED NOT TO SEND US A PROXY
________________________________________________________________________________

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE NAME OF COMPANY AND AUTHORIZED ADDITION COMMON STOCK AND ESTABLISH A SERIES OF PREFERRED STOCK.

     Pursuant to the written consent of the holders of a majority of the outstanding common stock in lieu of a meeting and the Board of Directors, the name of the Company is changed from "Investment Agents, Inc." to "City Network, Inc." and the authorized capital stock of Investment Agents, Inc. increased to 100,000,000 shares of common stock and establishing 50,000,00 shares of series preferred stock. The name change and stock authorizations will become effective upon the proper filing of a Certificate of Amendment to Articles of Incorporation.

     The decision to change the name of the Company was based on the Exchange Agreement and the desire of management to maintain the secondary meaning attributed to the business being acquired and the increase in the stock authorization to provide the Company with the ability to expand using the stock as consideration for any expansion.

     A copy of the proposed Certificate of Amendment of Articles of Incorporation is being supplied with this Information Statement. Any other description of the terms, conditions and covenants of the Exchange Agreement and any other instrument, document and agreement discussed above is qualified in its entirety by reference to such instrument, document and agreement, which will be attached as an exhibit to the Company's Current Report on Form 8-K, to be filed with the Securities and Exchange Commission.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED FEBRUARY 28, 2002 AND ALL SUBSEQUENTLY FILED REPORTS MAY BE OBTAINED BY A SHAREHOLDER BY WRITTEN REQUEST FROM THE COMPANY, 6767 WEST TROPICANA AVENUE, SUITE 207, LAS VEGAS, NEVADA 89103.



                       By Order of the Board of Directors


                       /s/ PAMELA RAY STINSON
                       __________________________________________
                       Pamela Ray Stinson, President and Director

Exhibit to Information Statement

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
(After Issuance of Stock)

Filed by:

INVESTMENT AGENTS, INC.
Name of Corporation

     We the undersigned,

        Pamela Ray Stinson, President and
       (President or Vice President)

        Raymond Robert Acha, Secretary
        (Secretary or Assistant Secretary)

     of INVESTMENT AGENTS, INC.
        (Name of Corporation)

do hereby certify:

     A. That the Board of Directors of said corporation at a meeting duly convened, held on the 21st day of November, 2002, adopted resolutions to amend the original articles of incorporation as follows:

RESOLVED: That the Articles of Incorporation be amended as it relates to Article FIRST, to read, in full, as follows:


     FIRST: The name of the corporation is: CITY NETWORK, INC.


RESOLVED: That the Articles of Incorporation be amended as it relates to Article FOURTH, to read, in full, as follows:


     FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of Common Stock at $.001 par value and Fifty Million (50,000,000) shares of Serial Preferred Stock at $0.01 par value. Upon the amendment of this Article Fourth, each issued and outstanding share of Common Stock shall remain issued and outstanding.

     A. Common Stock. The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them. Each share of Common Stock shall entitle the holder thereof to one vote on any matter submitted to a vote of or consent of holders of Common Stock. Subject to the provisions of applicable law and this Article Fourth, any dividends paid or distributed on or with respect to the Common Stock of the corporation shall be paid or distributed ratably to the holders of its Common Stock; subject, however, to the rights and preferences of the Serial Preferred Stock, if any. In the event of any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation and any amounts to which the holders of any Serial Preferred Stock shall be entitled, as hereinafter provided, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the corporation.

     B. Preferred Stock. Subject to the terms and provisions of this Article Fourth, the Board of Directors is authorized to provide from time to time for the issuance of shares of Serial Preferred Stock in series and to fix and determine from time to time before issuance the designation and relative rights and preferences of the shares of each series of Serial Preferred Stock and the restrictions or qualifications thereof, including, without limiting the generality of the foregoing, the following:

     (1) The series designation and authorized number of shares;

     (2) The dividend rate and the date or dates on which such dividends will be payable;

     (3) The amount or amounts to be received by the holders in the event of voluntary or involuntary dissolution or liquidation of the corporation;

     (4) The price or prices at which shares may be redeemed, if any, and any terms, conditions, limitations upon such redemptions;

     (5) The sinking fund provisions, if any, for redemption or purchase of shares; and

     (6) The terms and conditions, if any, on which shares may be converted at the election of the holders thereof into shares of other capital stock, or of other series of Serial Preferred Stock, of the corporation.

     C. The holders of the shares of Common Stock or Serial Preferred Stock shall not be entitled to cumulative voting on any matter.

     B. The number of shares of the corporation outstanding and entitled to vote on the amendments to the Articles of Incorporation is 1,970,000; that the said changes and amendments have been consented to and approved (by consent of stockholders in lieu of meeting) by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     I declare under penalty of perjury that the foregoing is true and correct.

Executed this____ day of December, 2002 at Hesperia, California.





                                                 ________________________
                                                 Pamela Ray Stinson
                                                 President


                                                 ________________________
                                                 Raymond Robert Acha
                                                 Secretary